Exhibit 10.3

AMENDMENT TO
STOCK OPTION AGREEMENT

This Amendment to Stock Option Agreement (this "Amendment") is made effective as of August 29, 2016, by and between _____________________ (the "Participant") and COPsync, Inc., a Delaware corporation (the "Company").
WHEREAS, the Company and the Participant are parties to that certain Stock Option Agreement, dated _______, 20__ (the "Stock Option Agreement"), pursuant to which the Participant was granted a Nonqualified Stock Option (the "Option") to purchase up to an aggregate of _________ shares of common stock of the Company, par value $0.0001 per share (the "Common Stock"), under the COPsync, Inc. 2009 Long-Term Incentive Plan, as amended;
WHEREAS, the Company's Board of Directors and its shareholders have approved the repricing of the Option to have an exercise price per share of the greater of (i) the closing price of a share of Stock on July 28, 2016 (i.e., $1.50), or (ii) $2.22; and
WHEREAS, the Company and the Participant now desire to acknowledge the amendment of the Stock Option Agreement to reduce the exercise price per share of the Option to $2.22;
NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereby agree as follows:
1. Amendment to Stock Option Agreement.  The Stock Option Agreement is hereby amended to provide for a per share "Option Price" (as that term is used in the Stock Option Agreement) for the unexercised portion of the Option as of the date hereof of "$2.22."
2. No Other Amendments.  Except as expressly amended hereby, the provisions of the Stock Option Agreement are and will remain in full force and effect, and except as expressly provided herein, nothing in this Amendment shall be construed as a waiver of any of the rights or obligations of the Company or the Participant under the Stock Option Agreement.
3. Governing Law.  This Amendment, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.
4. Section 409A.  The Option is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated and other official guidance issued thereunder (collectively, "Section 409A"), and the Stock Option Agreement and this Amendment will be interpreted in a manner consistent with that intent.  Notwithstanding the foregoing, the Company makes no representations that the Option is exempt from or complies with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.
5. Counterpart Execution.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.  Facsimile or electronic signatures shall have the effect of actual signatures for purposes of this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed effective as of the date first set forth above.

COPSYNC, INC.

By:
Name: Ronald A. Woessner
Title: Chief Executive Officer

Participant

[Name]